Exhibit 99.2

Neoprobe Corporation Becomes Navidea Biopharmaceuticals

— New name reflects biopharmaceutical company focus on precision diagnostics development and commercialization —

— New NYSE Amex Ticker Symbol: NAVB —

DUBLIN, OH – January 5, 2012 — Neoprobe Corporation (NEOP) today announced that it has completed its corporate name change to Navidea Biopharmaceuticals, Inc. (NYSE Amex: NAVB).  The Company will begin trading under the ticker symbol, NAVB, on the NYSE Amex at market open today.  The CUSIP number for NAVB common stock has also been changed to 63937X103.

The  Navidea name and logo represent the Company’s dedication to “NAVigating IDEAs” that translate cutting edge innovation and precision diagnostics technology into novel products to advance patient care.

Navidea’s website is expected to be launched in the coming days and may be found at www.navidea.com.

About Navidea Biopharmaceuticals
Navidea Biopharmaceuticals (NYSE Amex: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Navidea is actively developing three radiopharmaceutical agent platforms – Lymphoseek®, AZD4694 and RIGScanTM – to help identify the presence and status of disease and enable better diagnostic accuracy, clinical decision-making and ultimately patient care. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.navidea.com.

Contacts:

Navidea Biopharmaceuticals — Brent Larson, Sr. VP & CFO – (614) 822-2330